Exhibit 99.1

Alpha Partners Technology Merger Corp. Announces the Separate Trading of its Ordinary Shares and Warrants Commencing September 17, 2021

New York – September 17, 2021 – Alpha Partners Technology Merger Corp. (Nasdaq: APTM) (the “Company”), a blank check company, today announced that, commencing September 17, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “APTM” and “APTMW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “APTMU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Alpha Partners Technology Merger Corp. is a special purpose acquisition company (SPAC) formed for the purpose of effecting a business combination with one or more businesses. Alpha Partners Technology Merger Corp. intends to identify and acquire a technology business which addresses large and acute market needs or pain-points via the application of software or technology-enabled business models. Alpha Partners Technology Merger Corp. intends to pay particularly close attention to businesses which are powered by long-term secular trends and which are able to thrive regardless of market cycle by virtue of the unique utility they provide to their users.

Citigroup and Morgan Stanley acted as joint book-running managers for the offering. William Blair & Company, L.L.C. acted as co-manager of the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; or from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com.

A registration statement relating to these securities was declared effective by the SEC on July 27, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Exhibit 99.1

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Jay Kolbe

Impact Partners for Alpha Partners Technology Merger Corporation

Email: jkolbe@ImpactPartners.llc